EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS AND RELEASES 2024 GUIDANCE

•Total adjusted leverage of 3.75 times as of December 31, 2023
•Reported net income of $0.5 million for the fourth quarter and net loss of $4.5 million, which includes a $5.1 million impact from the loss on extinguishment of debt, for the year ended December 31, 2023
•Reported adjusted EBITDA of $29.2 million and $117.7 million, after giving effect to the May 2023 exit of the butane optimization business, which incurred adjusted EBITDA of zero and negative adjusted EBITDA of $15.1 million, for the fourth quarter and year ended December 31, 2023, respectively
•Releases 2024 adjusted EBITDA Guidance of $116.1 million, growth capital expenditures of $17.4 million, and maintenance capital expenditures of $32.0 million

KILGORE, Texas, February 14, 2024 (BUSINESS WIRE) -- Martin Midstream Partners L.P. (Nasdaq:MMLP) (“MMLP” or the “Partnership”) today announced its financial results for the three months and year ended December 31, 2023.

“Fiscal year 2023 was significant for the Partnership as we focused on debt reduction and stability in our earnings by concentrating on our diversified refinery services assets and exiting the butane optimization business,” said Bob Bondurant, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership. “We exceeded our full year adjusted EBITDA guidance by $2.5 million, excluding losses related to the exit of our butane optimization business, and met our long-term goal of adjusted leverage at or below 3.75 times. The Partnership had a strong fourth quarter, as each of our four operating segments either met or exceeded guidance, even as we experienced headwinds in the lubricants business and downtime in our marine transportation business due to accelerated regulatory inspections, demonstrating the value of our diversified business model.”

“In the fourth quarter, we reduced debt by $20.0 million, bringing 2023 full year debt reduction to $73.5 million, resulting in leverage of 3.75 times at December 31, 2023 compared to 4.53 times at December 31, 2022. While we have reached our stated adjusted leverage goal of 3.75 times, timing of our future cash flows and capital expenditures may result in a nominal short-term increase in the ratio. As such the Partnership intends to continue to concentrate on debt reduction to maintain our adjusted leverage at or below 3.75 times on a sustainable basis.”

“During 2023, we started construction on an oleum tower located within our Plainview, Texas sulfuric acid plant. The expansion will provide feedstock to our joint venture, DSM Semichem LLC, to produce electronic level sulfuric acid used for applications in the semiconductor industry. We anticipate the project to be complete in the first half of 2024 with a capital spend of $10.4 million this year, which along with our $6.5 million of cash contribution to the joint venture, makes up the majority of our anticipated growth capital expenditures for the year. We anticipate this project will begin returning cash flows to the Partnership by the fourth quarter of 2024.”

FOURTH QUARTER 2023 OPERATING RESULTS BY BUSINESS SEGMENT

TERMINALLING AND STORAGE ("T&S")

T&S operating income was $3.9 million and $1.4 million for the three months ended December 31, 2023 and 2022, respectively.

Adjusted segment EBITDA for T&S was $9.0 million and $7.3 million for the three months ended December 31, 2023 and 2022, respectively, reflecting contractual index-based fee increases combined with reduced operating expenses across our divisions.

TRANSPORTATION

Transportation operating income was $8.6 million and $11.1 million for the three months ended December 31, 2023 and 2022, respectively.

Adjusted segment EBITDA for Transportation was $12.0 million and $14.7 million for the three months ended December 31, 2023 and 2022, respectively, primarily reflecting slightly higher mileage in our land transportation division, offset by downtime associated with regulatory maintenance in our marine transportation division, and increased expenses across both divisions.

SULFUR SERVICES

Sulfur Services operating income was $4.8 million and $9.1 million for the three months ended December 31, 2023 and 2022, respectively.

Adjusted segment EBITDA for Sulfur Services was $7.4 million and $5.7 million for the three months ended December 31, 2023 and 2022, respectively, primarily reflecting increased fertilizer sales volume and increased operating fees associated with higher prilled sulfur volume.

SPECIALTY PRODUCTS

Specialty Products operating income (loss) was $4.0 million and $(0.9) million for the three months ended December 31, 2023 and 2022, respectively. Butane optimization operating income (loss) was $0.0 million and $(4.7) million for the three months ended December 31, 2023 and 2022, respectively.

Adjusted segment EBITDA for Specialty Products was $4.9 million and $(5.8) million for the three months ended December 31, 2023 and 2022, respectively. Included in the Specialty Products results is adjusted EBITDA of $0.0 million and $(10.7) million for the three months ended December 31, 2023 and 2022, respectively, attributable to the butane optimization business. Adjusted Segment EBITDA for Specialty Products after giving effect to the May 2023 exit of the butane optimization business was $4.9 million and $4.9 million for the three months ended December 31, 2023 and 2022, respectively, reflecting improved volumes and margins in our grease business offset by higher product costs in our lubricants business.

UNALLOCATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE ("USGA")

USGA expenses included in operating income were $4.1 million for each of the three months ended December 31, 2023 and 2022, respectively.

USGA expenses included in adjusted EBITDA were $4.1 million for each of the three months ended December 31, 2023 and 2022, respectively.

CAPITALIZATION

At December 31, 2023, the Partnership had $442.5 million of total debt outstanding, including $42.5 million drawn on its $175.0 million revolving credit facility maturing in 2027 and $400.0 million of senior secured second lien notes due 2028. At December 31, 2023, the Partnership had liquidity of approximately $109.0 million from available capacity under its revolving credit facility. The Partnership’s leverage ratio, as calculated under the revolving credit facility, was 3.75 times at December 31, 2023, compared to 3.95 times at September 30, 2023, a reduction of 0.20 times. The Partnership was in compliance with all debt covenants as of December 31, 2023.

RESULTS OF OPERATIONS

The Partnership had net income of $0.5 million, or $0.01 per limited partner unit, for the three months ended December 31, 2023. The Partnership had a net loss of $0.4 million, a loss of $0.01 per limited partner unit, for the three months ended December 31, 2022. Adjusted EBITDA was $29.2 million for the three months ended December 31, 2023 compared to $17.8 million for the three months ended December 31, 2022. Adjusted EBITDA after giving effect to the May 2023 exit of the butane optimization business for the three months ended December 31, 2023 was $29.2 million compared to $17.8 million for the three months ended December 31, 2022. Net cash provided by operating activities was $31.4 million for the three months ended December 31, 2023 compared to $32.9 million for the three months ended December 31, 2022. Distributable cash flow was $8.5 million for the three months ended December 31, 2023 compared to $9.0 million for the three months ended December 31, 2022.

The Partnership had a net loss of $4.5 million, a loss of $0.11 per limited partner unit, for the year ended December 31, 2023. The Partnership had a net loss of $10.3 million, a loss of $0.26 per limited partner unit, for the year ended December 31, 2022. Adjusted EBITDA for the year ended December 31, 2023 was $102.6 million compared to $114.9 million for the year ended December 31, 2022. Adjusted EBITDA after giving effect to the May 2023 exit of the butane optimization business for the year ended December 31, 2023 was $117.7 million compared to $122.0 million for the year ended December 31, 2022. Net cash provided by operating activities was $137.5 million for the year ended December 31, 2023 compared to $16.1 million for the year ended December 31, 2022. Distributable cash flow was $32.8 million for the year ended December 31, 2023 compared to $45.1 million for the year ended December 31, 2022.

Revenues were $181.1 million for the three months ended December 31, 2023 compared to $243.4 million for the three months ended December 31, 2022. Revenues associated with our butane optimization business were $0.0 million for the three months ended December 31, 2023 and $55.9 million for the three months ended December 31, 2022.

Revenues were $798.0 million for the year ended December 31, 2023 compared to $1.019 billion for the year ended December 31, 2022. Revenues associated with our butane optimization business were $70.5 million for the year ended December 31, 2023 and $172.8 million for the year ended December 31, 2022.

EBITDA, adjusted EBITDA, distributable cash flow and adjusted free cash flow are non-GAAP financial measures which are explained in greater detail below under the heading "Use of Non-GAAP Financial Information." The Partnership has also included below a table entitled "Reconciliation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow" in order to show the components of these non-GAAP financial measures and their reconciliation to the most comparable GAAP measurement.

An attachment included in the Current Report on Form 8-K to which this announcement is included, contains a comparison of the Partnership’s adjusted EBITDA for the fourth quarter 2023 to the Partnership's adjusted EBITDA guidance for the fourth quarter 2023.

2024 FINANCIAL GUIDANCE

The Partnership expects full year 2024 Adjusted EBITDA of approximately $116.1 million, growth capital expenditures of approximately $17.4 million, with $16.9 million dedicated to the DSM Semichem joint venture, and maintenance capital expenditures of $32.0 million. More detailed 2024 Financial Guidance is provided as an attachment included in the Current Report on Form 8-K to which this press release is included.

MMLP does not intend at this time to provide financial guidance beyond 2024.

The Partnership has not provided comparable GAAP financial information on a forward-looking basis because it would require the Partnership to create estimated ranges on a GAAP basis, which would entail unreasonable effort as the adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with a reasonable degree of certainty but may include, among others, costs related to debt amendments and unusual charges, expenses and gains. Some or all of those adjustments could be significant.

2023 K-1 TAX PACKAGES

The timing of the availability of MMLP’s K-1 tax packages for 2023 is dependent upon whether and/or when recently proposed legislation (H.R. 7024), which includes proposed changes in tax law which would be applied retroactively to the 2023 tax year, is enacted. As currently written, certain provisions in H.R. 7024 would lower MMLP’s taxable income for 2023 compared to existing tax law. Barring any changes in tax law, MMLP’s K-1 tax packages, including all information to fiduciaries for common units owned in tax exempt accounts, could be made available online through our website at www.MMLP.com on or before February 29, 2024 and the mailing of the tax packages would be completed by March 8, 2024. Should deliberations over the passage of H.R. 7024 impact this timeline, we will issue a press release to update our investors on the timing of the availability of the K-1 tax packages.

INVESTORS CONFERENCE CALL

Date: Thursday, February 15, 2024
Time: 8:00 a.m. CT (please dial in by 7:55 a.m.)
Dial In #: (888) 330-2384
Conference ID: 8536096

Replay Dial In # (800) 770-2030 – Conference ID: 8536096

A webcast of the conference call will also be available by visiting the Events and Presentations section under Investor Relations on our website at www.MMLP.com.

About Martin Midstream Partners

Martin Midstream Partners LP, headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, and storage services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marketing, distribution, and transportation services for natural gas liquids and blending and packaging services for specialty lubricants and grease. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn, Facebook, and X (formerly known as Twitter).

Forward-Looking Statements

Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment and (ii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Use of Non-GAAP Financial Information

To assist management in assessing our business, we use the following non-GAAP financial measures: earnings before interest, taxes, and depreciation and amortization ("EBITDA"), adjusted EBITDA (as defined below), distributable cash flow available to common unitholders (“distributable cash flow”), and free cash flow after growth capital expenditures and principal payments under finance lease obligations ("adjusted free cash flow"). Our management uses a variety of financial and operational measurements other than our financial statements prepared in accordance with U.S. GAAP to analyze our performance.

Certain items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historical costs of depreciable assets.

EBITDA and adjusted EBITDA. We define adjusted EBITDA as EBITDA before unit-based compensation expenses, gains and losses on the disposition of property, plant and equipment, impairment and other similar non-cash adjustments. Adjusted EBITDA is used as a supplemental performance and liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts, and others, to assess:

•the financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;
•the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make cash distributions to our unitholders; and
•our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure.

The GAAP measures most directly comparable to adjusted EBITDA are net income (loss) and net cash provided by (used in) operating activities. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA in the same manner.

Adjusted EBITDA does not include interest expense, income tax expense, and depreciation and amortization. Because we have borrowed money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we have capital assets, depreciation and amortization are also necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider net income (loss) and net cash provided by (used in) operating activities as determined under GAAP, as well as adjusted EBITDA, to evaluate our overall performance.

Distributable cash flow and adjusted free cash flow. We define distributable cash flow as net cash provided by (used in) operating activities less cash received (plus cash paid) for closed commodity derivative positions included in Accumulated Other Comprehensive Income (Loss), plus changes in operating assets and liabilities which (provided) used cash, less maintenance capital expenditures and plant turnaround costs. Distributable cash flow is a significant performance measure used by our management and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay unitholders. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.

We define adjusted free cash flow as distributable cash flow less growth capital expenditures and principal payments under finance lease obligations. Adjusted free cash flow is a significant performance measure used by our management and by external users of our financial statements and represents how much cash flow a business generates during a specified time period after accounting for all capital expenditures, including expenditures for growth and maintenance capital projects. We believe that adjusted free cash flow is important to investors, lenders, commercial banks and research analysts since it reflects the amount of cash available for reducing debt, investing in additional capital projects, paying distributions, and similar matters. Our calculation of adjusted free cash flow may or may not be comparable to similarly titled measures used by other entities.

The GAAP measure most directly comparable to distributable cash flow and adjusted free cash flow is net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow should not be considered alternatives to, or more meaningful than, net income (loss), operating income (loss), Net cash provided by (used in) operating activities, or any other measure of liquidity presented in accordance with GAAP. Distributable cash flow and adjusted free cash flow have important limitations because they exclude some items that affect net income (loss), operating income (loss), and net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow may not be comparable to similarly titled measures of other companies because other companies may not calculate these non-GAAP metrics in the same manner. To compensate for these limitations, we believe that it is important to consider net cash provided by (used in) operating activities determined under GAAP, as well as distributable cash flow and adjusted free cash flow, to evaluate our overall liquidity.

Contact:

Sharon Taylor - Executive Vice President & Chief Financial Officer
(877) 256-6644
ir@martinmlp.com

MMLP-F

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2023	2022
Assets
Cash	$54	$45
Trade and accrued accounts receivable, less allowance for doubtful accounts of $530 and $496, respectively	53,293	79,641
Inventories	43,822	109,798
Due from affiliates	7,924	8,010
Other current assets	9,220	13,633
Total current assets	114,313	211,127

Property, plant and equipment, at cost	918,786	903,535
Accumulated depreciation	(612,993)	(584,245)
Property, plant and equipment, net	305,793	319,290

Goodwill	16,671	16,671
Right-of-use assets	60,359	34,963
Deferred income taxes, net	10,200	14,386
Intangibles and other assets, net	2,039	2,414
	$509,375	$598,851
Liabilities and Partners’ Capital (Deficit)
Current portion of long term debt and finance lease obligations	$—	$9
Trade and other accounts payable	51,653	68,198
Product exchange payables	426	32
Due to affiliates	6,334	8,947
Income taxes payable	652	665
Other accrued liabilities	41,499	33,074
Total current liabilities	100,564	110,925

Long-term debt, net	421,173	512,871
Operating lease liabilities	45,684	26,268
Other long-term obligations	6,578	8,232
Total liabilities	573,999	658,296
Commitments and contingencies
Partners’ capital (deficit)	(64,624)	(59,445)
Total partners’ capital (deficit)	(64,624)	(59,445)
	$509,375	$598,851

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2023	2022	2021
Revenues:
Terminalling and storage *	$86,514	$80,193	$75,223
Transportation *	223,677	219,008	144,314
Sulfur services	13,430	12,337	11,799
Product sales: *
Specialty products	346,777	540,513	517,852
Sulfur services	127,565	166,827	133,243
	474,342	707,340	651,095
Total revenues	797,963	1,018,878	882,431

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Specialty products *	305,903	503,225	443,896
Sulfur services *	83,702	120,062	89,134
Terminalling and storage *	75	19	68
	389,680	623,306	533,098
Expenses:
Operating expenses *	252,211	251,886	193,952
Selling, general and administrative *	40,826	41,812	41,012
Depreciation and amortization	49,895	56,280	56,751
Total costs and expenses	732,612	973,284	824,813
Other operating income (loss), net	1,373	5,669	(534)
Gain on involuntary conversion of property, plant and equipment	—	—	196
Operating income	66,724	51,263	57,280

Other income (expense):
Interest expense, net	(60,290)	(53,665)	(54,107)
Loss on extinguishment of debt	(5,121)	—	—
Other, net	56	(5)	(4)
Total other income (expense)	(65,355)	(53,670)	(54,111)
Net income (loss) before taxes	1,369	(2,407)	3,169
Income tax expense	(5,918)	(7,927)	(3,380)
Net loss	(4,549)	(10,334)	(211)
Less general partner's interest in net loss	91	207	4
Less loss allocable to unvested restricted units	14	40	—
Limited partners' interest in net loss	$(4,444)	$(10,087)	$(207)

Net loss per unit attributable to limited partners - basic and diluted	$(0.11)	$(0.26)	$(0.01)
Weighted average limited partner units - basic and diluted	38,771,657	38,726,048	38,689,041

*Related Party Transactions Shown Below

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

*Related Party Transactions Included Above

	Year Ended December 31,
	2023	2022	2021
Revenues:
Terminalling and storage	$72,138	$66,867	$62,677
Transportation	29,276	28,393	20,046
Product sales	8,767	554	479
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Specialty products	35,930	39,356	27,856
Sulfur services	11,182	10,717	9,980
Terminalling and storage	75	19	10
Expenses:
Operating expenses	100,851	93,630	78,607
Selling, general and administrative	32,021	31,758	32,924

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands

	Year Ended December 31,
	2023	2022	2021

Net loss	$(4,549)	$(10,334)	$(211)
Changes in fair values of commodity cash flow hedges	—	(816)	816
Comprehensive income (loss)	$(4,549)	$(11,150)	$605

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CAPITAL
(Dollars in thousands)

	Partners’ Capital (Deficit)
	Common		General Partner Amount	Accumulated Other Comprehensive Income
	Units	Amount			Total
Balances – December 31, 2020	38,851,174	$(48,776)	$1,905	$—	(46,871)

Net loss	—	(207)	(4)	—	(211)
Issuance of time-based restricted units	42,168	—	—	—	—
General partner contribution	—	—	3	—	3
Cash distributions	—	(775)	(16)	—	(791)
Changes in fair values of commodity cash flow hedges	—	—	—	816	816
Excess carrying value of the assets over the purchase price paid by Martin Resource Management	—	(1,350)	—	—	(1,350)
Unit-based compensation	—	384	—	—	384
Purchase of treasury units	(7,156)	(17)	—	—	(17)
Balances – December 31, 2021	38,802,750	(50,741)	1,888	816	(48,037)

Net loss	—	(10,127)	(207)	—	(10,334)
Issuance of time-based restricted units	48,000	—	—	—	—
Cash distributions	—	(777)	(16)	—	(793)
Changes in fair values of commodity cash flow hedges	—	—	—	(816)	(816)
Excess purchase price over carrying value of acquired assets	—	374	—	—	374
Unit-based compensation	—	161	—	—	161
Balances – December 31, 2022	38,850,750	(61,110)	1,665	—	(59,445)

Net loss	—	(4,458)	(91)	—	(4,549)
Issuance of time-based restricted units	64,056	—	—	—	—
Cash distributions	—	(777)	(16)	—	(793)
Unit-based compensation	—	163	—	—	163
Balances – December 31, 2023	38,914,806	$(66,182)	$1,558	$—	$(64,624)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net loss	$(4,549)	$(10,334)	$(211)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49,895	56,280	56,751
Amortization and write-off of deferred debt issue costs	3,978	3,152	3,367
Amortization of discount on notes payable	2,200	—	—
Deferred income tax expense	4,186	5,744	2,432
(Gain) loss on disposition or sale of property, plant, and equipment	(1,373)	(5,669)	534
Gain on involuntary conversion of property, plant and equipment	—	—	(196)
Loss on extinguishment of debt	5,121	—	—
Derivative (income) loss	—	(901)	5,593
Net cash received (paid) for commodity derivatives	—	85	(4,984)
Unit-based compensation	163	161	384
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	26,348	4,579	(31,448)
Inventories	65,976	(47,678)	(8,334)
Due from affiliates	86	6,399	398
Other current assets	4,739	(1,479)	(3,552)
Trade and other accounts payable	(17,539)	486	14,331
Product exchange payables	394	(1,374)	1,033
Due to affiliates	(2,613)	7,123	1,389
Income taxes payable	(13)	280	(171)
Other accrued liabilities	2,880	(2,087)	(2,236)
Change in other non-current assets and liabilities	(2,411)	1,381	649
Net cash provided by operating activities	137,468	16,148	35,729
Cash flows from investing activities:
Payments for property, plant, and equipment	(34,317)	(27,237)	(16,059)
Payments for plant turnaround costs	(4,825)	(5,176)	(4,109)
Proceeds from sale of property, plant, and equipment	5,482	7,769	643
Proceeds from involuntary conversion of property, plant and equipment	—	—	284
Net cash used in investing activities	(33,660)	(24,644)	(19,241)
Cash flows from financing activities:
Payments of long-term debt	(632,197)	(393,740)	(333,790)
Payments under finance lease obligations	(9)	(279)	(2,707)
Proceeds from long-term debt	543,489	404,650	316,500
General partner contributions	—	—	3
Excess purchase price over carrying value of acquired assets	—	(1,285)	—
Purchase of treasury units	—	—	(17)
Payments of debt issuance costs	(14,289)	(64)	(592)
Cash distributions paid	(793)	(793)	(791)
Net cash provided by (used in) financing activities	(103,799)	8,489	(21,394)

Net increase (decrease) in cash	9	(7)	(4,906)
Cash at beginning of year	45	52	4,958
Cash at end of year	$54	$45	$52

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Terminalling and Storage Segment

    Comparative Results of Operations for the Years Ended December 31, 2023 and 2022

	Year Ended December 31,		Variance	Percent Change
	2023	2022
	(In thousands)

Revenues	$95,459	$92,612	$2,847	3%
Cost of products sold	75	19	56	295%
Operating expenses	57,393	63,177	(5,784)	(9)%
Selling, general and administrative expenses	2,070	1,967	103	5%
Depreciation and amortization	21,030	26,094	(5,064)	(19)%
	14,891	1,355	13,536	999%
Other operating loss, net	(359)	(166)	(193)	(116)%
Operating income	$14,532	$1,189	$13,343	1,122%

Shore-based throughput volumes (gallons)	162,363	85,017	77,346	91%
Smackover refinery throughput volumes (guaranteed minimum BBL per day)	6,500	6,500	—	—%

Transportation Segment

Comparative Results of Operations for the Years Ended December 31, 2023 and 2022

	Year Ended December 31,		Variance	Percent Change
	2023	2022
	(In thousands)
Revenues	$240,926	$239,275	$1,651	1%
Operating expenses	184,334	176,198	8,136	5%
Selling, general and administrative expenses	9,787	8,215	1,572	19%
Depreciation and amortization	14,879	14,567	312	2%
	31,926	40,295	(8,369)	(21)%
Other operating income, net	1,775	1,062	713	67%
Operating income	$33,701	$41,357	$(7,656)	(19)%

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Sulfur Services Segment

    Comparative Results of Operations for the Years Ended December 31, 2023 and 2022

	Year Ended December 31,		Variance	Percent Change
	2023	2022
	(In thousands)
Revenues:
Services	$13,430	$12,337	$1,093	9%
Products	127,565	166,827	(39,262)	(24)%
Total revenues	140,995	179,164	(38,169)	(21)%

Cost of products sold	93,842	127,018	(33,176)	(26)%
Operating expenses	13,143	15,335	(2,192)	(14)%
Selling, general and administrative expenses	5,925	6,081	(156)	(3)%
Depreciation and amortization	10,690	11,099	(409)	(4)%
	17,395	19,631	(2,236)	(11)%
Other operating income, net	17	4,555	(4,538)	(100)%
Operating income	$17,412	$24,186	$(6,774)	(28)%

Sulfur (long tons)	478.0	452.0	26.0	6%
Fertilizer (long tons)	254.0	211.0	43.0	20%
Sulfur services volumes (long tons)	732.0	663.0	69.0	10%

Specialty Products Segment

    Comparative Results of Operations for the Years Ended December 31, 2023 and 2022

	Year Ended December 31,		Variance	Percent Change
	2023	2022
	(In thousands)
Products revenues	$346,863	$540,636	(193,773)	(36)%
Cost of products sold	319,200	526,043	(206,843)	(39)%
Operating expenses	78	118	(40)	(34)%
Selling, general and administrative expenses	7,120	8,728	(1,608)	(18)%
Depreciation and amortization	3,296	4,520	(1,224)	(27)%
	17,169	1,227	15,942	1,299%
Other operating income (loss), net	(60)	218	(278)	(128)%
Operating income	$17,109	$1,445	$15,664	1,084%

NGL sales volumes (Bbls)	3,681	5,791	(2,110)	(36)%
Other specialty products volumes (Bbls)	367	391	(24)	(6)%
Total specialty products volumes (Bbls)	4,048	6,182	(2,134)	(35)%

Non-GAAP Financial Measures

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and years ended December 31, 2023 and 2022, which represents EBITDA, adjusted EBITDA, adjusted EBITDA after giving effect to the exit of the butane optimization business, distributable cash flow, and adjusted free cash flow:

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA, and Adjusted EBITDA After Giving Effect to the Exit of the Butane Optimization Business

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Net income (loss)	$517	$(375)	$(4,549)	$(10,334)
Adjustments:
Interest expense	14,376	14,484	60,290	53,665
Income tax expense	2,299	2,458	5,918	7,927
Depreciation and amortization	12,224	13,273	49,895	56,280
EBITDA	29,416	29,840	111,554	107,538
Adjustments:
Gain on disposition of property, plant and equipment	(277)	(4,619)	(1,373)	(5,669)
Loss on extinguishment of debt	—	—	5,121	—
Lower of cost or net realizable value and other non-cash adjustments	—	(7,476)	(12,850)	12,850
Unit-based compensation	36	36	163	161
Adjusted EBITDA	29,175	17,781	102,615	114,880
Adjustments:
Plus: net loss associated with butane optimization business	—	4,736	2,256	20,015
Plus: lower of cost or net realizable value and other non-cash adjustments	—	5,976	12,850	(12,850)
Adjusted EBITDA after giving effect to the exit of the butane optimization business	$29,175	$28,493	$117,721	122,045

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA, Adjusted EBITDA After Giving Effect to the Exit of the Butane Optimization Business, Distributable Cash Flow, and Adjusted Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net cash provided by operating activities	$31,403	$32,904	$137,468	$16,148
Interest expense [1]	13,004	13,688	54,112	50,513
Current income tax expense	435	325	1,732	2,183
Lower of cost or net realizable value and other non-cash adjustments	—	(7,476)	(12,850)	12,850
Commodity cash flow hedging gains reclassified to earnings	—	—	—	901
Net cash received for closed commodity derivative positions included in AOCI	—	—	—	(85)
Changes in operating assets and liabilities which (provided) used cash:
Accounts and other receivables, inventories, and other current assets	1,336	(21,071)	(97,149)	38,179
Trade, accounts and other payables, and other current liabilities	(18,394)	(324)	16,891	(4,428)
Other	1,391	(265)	2,411	(1,381)
Adjusted EBITDA	29,175	17,781	102,615	114,880
Plus: net loss associated with butane optimization business	—	4,735	2,256	20,015
Plus: lower of cost or net realizable value and other non-cash adjustments	—	5,976	12,850	(12,850)
Adjusted EBITDA after giving effect to the exit of the butane optimization business	29,175	28,492	117,721	122,045
Adjustments:
Interest expense	(14,376)	(14,484)	(60,290)	(53,665)
Income tax expense	(2,299)	(2,458)	(5,918)	(7,927)
Deferred income taxes	1,864	2,133	4,186	5,744
Amortization of deferred debt issuance costs	772	796	3,978	3,152
Amortization of discount on notes payable	600	—	2,200	—
Payments for plant turnaround costs	(2,458)	(914)	(4,825)	(5,176)
Maintenance capital expenditures	(4,689)	(4,526)	(24,277)	(19,074)
Distributable Cash Flow	8,589	9,039	32,775	45,099
Principal payments under finance lease obligations	—	(99)	(9)	(279)
Expansion capital expenditures	(4,908)	(1,401)	(11,034)	(6,883)
Adjusted Free Cash Flow	$3,681	$7,539	$21,732	37,937
(1) Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities.